PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated May 26, 1998                      Registration No. 333-34897
As Supplemented to Date



                                1,500,000 Shares

                           CAREY INTERNATIONAL, INC.

                                  COMMON STOCK
                        --------------------------------

     This Prospectus Supplement (the "Supplement") supplements Carey International, Inc.'s Prospectus dated May 26, 1998 (the "Prospectus") that forms a part of its Registration Statement on Form S-4 (File No. 333-34897), as amended to date, by providing the Company's results of operations for the three-month period ended May 31, 1998, together with comparable results for the three-month period ended May 31, 1997. This information is derived from unaudited financial statements that reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The operating results for the period ended May 31, 1998 are not necessarily indicative of results to be expected for the year ended November 30, 1998 or any future period. This Supplement should be read in conjunction with the Prospectus. Capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus. For a more detailed description of the Company's results of operations for the three-month period ended May 31, 1998 (including footnote disclosure in connection therewith), reference is made to the Company's Quarterly Report on Form 10-Q filed with the Commission on July 14, 1998.


                     [See operating results on next page.]



            The date of this Prospectus Supplement is July 16, 1998.

                           CAREY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three months ended
                                                                   May 31,
                                                          --------------------------
                                                              1997          1998
                                                          ------------  ------------
                                                                 (Unaudited)
Revenue, net                                              $18,690,072   $30,800,199
Cost of revenue                                            12,194,860    20,682,528
                                                          -----------   -----------
     Gross profit                                           6,495,212    10,117,671
Selling, general and administrative expense                 4,505,610     6,920,262
                                                          -----------   -----------
     Operating income                                       1,989,602     3,197,409
Other income (expense):
  Interest expense                                           (424,258)     (129,335)
  Interest income                                              29,440       124,208
  Gain on sales of fixed assets                                18,999        46,572
                                                          -----------   -----------
Income before provision for income taxes                    1,613,783     3,238,854
Provision for income taxes                                    605,496     1,350,731
                                                          -----------   -----------
Net income                                                $ 1,008,287   $ 1,888,123
                                                          ===========   ===========
Net income per common share - basic/1/                    $      0.67         $0.23
                                                          ===========   ===========
Net income per common share - diluted/1/                  $      0.26         $0.22
                                                          ===========   ===========
Weighted average common shares used in
  computing net income per common share - basic/1/          1,503,718     8,045,668
                                                          ===========   ===========
Weighted average common shares used in
  computing net income per common share - diluted/1/        4,218,119     8,597,725
                                                          ===========   ===========
Pro forma net income per common share - basic/2/          $      0.25
                                                          ===========
Pro forma net income per common share - diluted/2/        $      0.25
                                                          ===========
Pro forma weighted average common shares used in
 computing net income per common share - basic/2/           4,003,513
                                                          ===========
Pro forma weighted average common shares used in
 computing net income per common share -  diluted/2/        4,304,172
                                                          ===========

     /1/ Basic net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding plus an assumed increase in common shares outstanding for dilutive securities. Dilutive securities consist of convertible securities which are dilutive, preferred stock, and options and warrants to acquire Common Stock for a specified price and for which the dilutive effect is measured using the treasury method.

     /2/ The Company has recalculated historical weighted average common shares outstanding and net income per common share to give effect to a recapitalization effected by the Company during fiscal 1997.